Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013

FOSTER CITY, CA – November 12, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the third quarter and for the nine months ended September 30, 2013.

•	Revenues: In the third quarter 2013, SciClone reported revenues of $35.2 million, compared to $40.7 million for the same period in 2012; revenues for the nine months ended September 30, 2013 were $94.3 million, compared to $123.1 million for the same period in 2012.

•	GAAP Basic EPS: In the third quarter 2013, SciClone reported GAAP basic earnings per share of $0.16, compared to a loss of ($0.23) for the same period in 2012, and $0.20 for the nine months ended September 30, 2013, compared to $0.14 for the same period in 2012.

•	Non-GAAP EPS: In the third quarter 2013, SciClone reported non-GAAP earnings per share of $0.18, compared to $0.21 for the same period in 2012, and $0.35 for the nine months ended September 30, 2013, compared to $0.61 for the same period in 2012.

ZADAXIN® sales increased 15% in the third quarter of 2013, compared to the second quarter of 2013, and, combined with revenues from other marketed products, drove our overall company revenue growth of 20% in the third quarter of 2013, compared to the second quarter of 2013. ZADAXIN revenues were $25.0 million, a 20% decrease compared to $31.2 million for the same period of last year. ZADAXIN revenues were $65.8 million for the nine months ended September 30, 2013, a $25.6 million or 28% decrease, compared to $91.4 million for the same period of last year.

On a GAAP basis, SciClone’s net income for the third quarter of 2013 was $8.7 million, compared to a loss of $13.2 million for the same period of last year, or $0.16 per share on both a basic and diluted basis, compared with a loss of ($0.23) per share on both a basic and diluted basis for the same period of last year. For the nine months ended September 30, 2013, SciClone reported net income of $10.9 million or $0.20 per share on both a basic and diluted basis, compared to net income of $7.7 million or $0.14 and $0.13 per share on a basic and diluted basis, respectively, for the same period last year.

SciClone’s non-GAAP net income for the third quarter of 2013 was $9.7 million, compared to $12.0 million for the same period of last year, or $0.18 per share on both a basic and diluted basis for the third quarter of 2013, compared to $0.21 per share on both a basic and diluted basis for the same period of last year. For the nine months ended September 30, 2013, SciClone reported a non-GAAP net income of $19.1 million or $0.35 per share on both a basic and diluted basis, respectively, compared to $34.6 million or $0.61 and $0.59 per share on a basic and diluted basis, respectively, for the same period of last year.

Commented Friedhelm Blobel, PhD., SciClone’s Chief Executive Officer: “The China pharmaceuticals market continues to represent significant long-term growth opportunities, but also presents some near-term challenges, as the government continues to expand healthcare access and coverage throughout the population, but also conducts an investigation of pharmaceutical sales and marketing practices. Despite these external challenges, we believe that SciClone is well positioned for growth, especially given the significant strengthening of our compliance practices over the last several years. In the third quarter, we were able to grow ZADAXIN sales by 15% compared to the second quarter of 2013, reflecting continued strong demand. While we expect to see continued ZADAXIN growth through the remainder of the year, we expect the rate of growth to continue to be affected by external economic and industry factors. We are working diligently to increase ZADAXIN market penetration in major and secondary markets, and to potentially expand utilization in additional therapeutic indications.”

Continued Dr. Blobel: “Establishing a profitable promotion business remains a valuable commercial strategy and key priority for SciClone. Our negotiations to restructure our promotion partnerships with Baxter and Pfizer have proceeded well. Our partnership with Baxter has been finalized, and we are pleased with the financial terms we have achieved. We are also pleased with the direction of our discussions with Pfizer. We are disappointed not to have reached an agreement with Sanofi on favorable terms, and that agreement will expire at the end of the 2013. Accordingly, we are working on a transition plan with Sanofi and expect to complete that before the end of the year. We are working on additional promotion agreements that can be favorably structured relative to profitability potential and quality of products. We look forward to continuing to build the success of our proprietary and promotion product portfolio, and to seeing programs in our development portfolio progress to the market.”

Sales and marketing expenses for the third quarter of 2013 were $16.5 million, compared to $17.1 million for the same period of last year. The decrease of $0.6 million in the 2013 period was a result of the expense-saving measures we implemented in our sales and marketing activities with the goal of achieving profitability in all of our product lines. For the nine months ended September 30, 2013, sales and marketing expenses were $42.0 million, compared with $52.2 million for the same period of last year.

Research and development (R&D) expenses for the third quarter of 2013 were $0.6 million, compared with $0.9 million for the same period of last year. The decrease in R&D expenses from operations for the third quarter is primarily due to the discontinuation of the Company’s SCV-07 program. For the nine months ended September 30, 2013, R&D expenses were $6.3 million, which included $5.0 million in upfront costs related to new in-license arrangements with Zensun and Taiwan Liposome Company (TLC), compared to $5.8 million for the same period of last year.

General and administrative (G&A) expenses for the third quarter of 2013 were $8.2 million, compared with $5.7 million for the same period of last year. The increases were primarily attributable to higher legal and accounting costs associated with the ongoing government investigation, improvements to the Company’s Foreign Corrupt Practices Act (FCPA) compliance efforts, legal matters associated with the MEDA arbitration and bad debt expense. For the nine months ended September 30, 2013, general and administrative expenses were $24.8 million, compared with $14.1 million for the same period of last year.

In July 2013, the Company and the representatives of the former stockholders of NovaMed entered into a Confidential “Escrow Settlement Agreement” pursuant to which the Company retained approximately $0.8 million in cash and 342,300 shares of its common stock, having a combined value of approximately $2.6 million on the settlement date that was recorded to other income during the third quarter of 2013.

As of September 30, 2013, cash and cash equivalents, restricted cash and investments totaled $89.2 million, compared to $87.0 million as of December 31, 2012. In August 2013, SciClone’s Board of Directors authorized an increase in its share repurchase program by $10.0 million to $50.5 million, of which approximately $38.2 million had been utilized through September 30, 2013, and approximately $12.3 million remained available.

SciClone has presented non-GAAP information above as the Company believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

SciClone is confirming its revenue guidance for 2013 at the lower end of the range between $135 and $145 million, and its non-GAAP earnings per share guidance at the lower end of the range between $0.55 and $0.61. The Company’s guidance expectations are subject to some uncertainty regarding the fourth quarter impact of the non-renewal of the Sanofi promotion agreement, and are based on its continued promotion of Sanofi products as planned through the end of 2013. If current transition discussions with Sanofi do not result in continuing to promote their products during the fourth quarter as planned, the Company may experience a decline in revenues and in earnings per share. SciClone expects that the expiration of the Sanofi promotion agreement will lead to a restructuring within some parts of the organization, which may result in a restructuring charge in the fourth quarter.

SciClone projects that cash and investments as of December 31, 2013 will be greater than $105 million, which remains unchanged from previous guidance. This amount excludes the cash impact of any repurchases of common stock during 2013, any in-licensing related payments to Zensun and TLC, and restructuring charge payments.

Conference Call Today

SciClone is hosting a conference call today at 8:30 am ET (5:30 am PT) to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, Wilson W. Cheung, Senior Vice President and CFO.

LIVE CALL:	866.277.1184 (U.S./Canada)
617.597.5360 (International)
Passcode: 96149779

REPLAY:	888.286.8010 (U.S./Canada)
617.801.6888 (International)
Passcode: 87005117
(Replay available from Tuesday, November 12, 2013, at 10:30 am ET until 11:59 pm ET on Tuesday, November 19, 2013)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Through its promotion business with pharmaceutical partners, SciClone markets multiple branded products in China which are therapeutically differentiated. The Company has successfully in-licensed products with the potential to become future market leaders and to drive the Company’s long-term growth. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the on-going regulatory investigations; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2013; the challenges presented by integrating an acquired business into existing operations; the effect of management changes and turnover in its China operations; the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements or end arrangements that the Company does not believe are beneficial and the uncertainties as to the timing and impact of the non-renewal of our agreement with Sanofi; operating an international business; uncertainty in the prospects for unapproved products, including ProFlow™ and Neucardin®, including uncertainties as to pricing and competition and risks relating to the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however, the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense, and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net revenues:
Product sales	$25,273	$32,137	$67,489	$98,584
Promotion services	9,953	8,556	26,835	24,546

Total net revenues	35,226	40,693	94,324	123,130
Operating expenses:
Cost of product sales	3,808	5,474	11,631	16,670
Sales and marketing	16,498	17,063	41,966	52,207
Amortization of acquired intangible assets, related to sales and marketing	—	879	—	2,645
Research and development	550	864	6,321	5,750
General and administrative	8,238	5,673	24,792	14,089
Intangible asset impairment	—	42,728	—	42,728
Contingent consideration	—	(12,773)	—	(14,860)

Total operating expenses	29,094	59,908	84,710	119,229

Income (loss) from operations	6,132	(19,215)	9,614	3,901
Non-operating income (expense):
Interest income	31	28	62	73
Interest expense	(13)	(57)	(95)	(167)
Other income (expense), net	2,711	(7)	2,775	(22)

Income (loss) before provision for income tax	8,861	(19,251)	12,356	3,785
Provision for income tax	153	(6,090)	1,428	(3,947)

Net income (loss)	$8,708	$(13,161)	$10,928	$7,732

Basic net income (loss) per share	$0.16	$(0.23)	$0.20	$0.14
Diluted net income (loss) per share	$0.16	$(0.23)	$0.20	$0.13
Weighted average shares used in computing:
Basic net income (loss) per share	53,591	56,617	53,931	57,184
Diluted net income (loss) per share	55,070	56,617	55,330	59,161

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP net income (loss)	$8,708	$(13,161)	$10,928	$7,732
Non-GAAP adjustments:
Employee stock-based compensation	945	1,163	3,208	3,199
In-license upfront costs	—	—	5,000	—
Amortization of acquired intangible assets	—	879	—	2,645
Intangible asset impairment	—	42,728	—	42,728
Contingent consideration	—	(12,773)	—	(14,860)
Net tax benefit related to NovaMed deferred tax assets and liabilities	—	(6,800)	—	(6,800)

Non-GAAP net income	$9,653	$12,036	$19,136	$34,644

Non-GAAP basic net income per share	$0.18	$0.21	$0.35	$0.61
Non-GAAP diluted net income per share	$0.18	$0.21	$0.35	$0.59
Weighted average shares used in computing:
Non-GAAP basic net income per share	53,591	56,617	53,931	57,184
Non-GAAP diluted net income per share	55,070	58,289	55,330	59,161

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income (loss) and net income (loss) per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

•	In-license upfront costs. We recorded $5.0 million to research and development expense related to upfront payments made under the Zensun and TLC licensing agreements.

•	Amortization of acquired intangible assets. We recorded intangible assets in connection with the acquisition of NovaMed. The amortization of these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•	Intangible assets impairment. We recorded a one-time non-cash impairment loss to fully write-down the intangible assets acquired in connection with the acquisition of NovaMed. The impairment loss on these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•	Contingent consideration. The contingent consideration related to the acquisition of NovaMed was re-measured each reporting period and the change in fair value was recorded as an adjustment to operating expense. SciClone’s non-GAAP financial measure excludes the change in fair value of the liability for contingent consideration in connection with the acquisition of NovaMed.

•	Net tax benefit related to NovaMed deferred tax assets and liabilities. We recorded a non-cash net tax benefit related to NovaMed, primarily due to the impairment of intangible assets, which resulted in reversal of related deferred tax liabilities, and the impact of recording a full valuation allowance on any remaining NovaMed deferred tax assets.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2013	2012
Cash, cash equivalents, and investments	$89,157	$86,987
Accounts receivable	35,401	38,109
Inventories	9,850	10,424
Goodwill	34,992	34,313
Total assets	172,837	174,071
Total current liabilities	24,908	30,812
Deferred tax liabilities	382	153
Short-term borrowings	—	1,445
Total shareholders’ equity	147,924	143,022